ARTICLES OF AMENDMENT
                             OF THE
                    ARTICLES OF INCORPORATION
                     OF PALACE CASINOS, INC.

    The undersigned hereby submits these Articles of Amendment of the Articles of Incorporation of Palace Casinos, Inc., a Utah corporation, pursuant to Utah Cod Annotated, Section 16-10a-1006.

    1.    The name of the corporation is Palace Casinos, Inc.

    2. The corporation's Articles of Incorporation are amended so that ARTICLE ONE is restated to read in its entirety as follows:

                           ARTICLE ONE
                          CORPORATE NAME

        The name of the Corporation is Xcel Management, Inc.

    3. The amendment was adopted by the shareholders of the corporation on August 3, 1999, at a special meeting of shareholders held on that date (the "meeting").

    4. The corporation has only one class of voting shares that being common shares. There are no separate voting groups within that class. The corporation has 1,800,000 common shares outstanding all of which were entitled to appear and vote at the meeting. Of the total common shares outstanding, 1,620,000 were represented at the meeting, all of which voted in favor of the amendment.

    These Articles of Amendment are hereby executed upon the affirmation of the undersigned under penalty of perjury that the facts stated in this instrument are true and that the execution hereof is the act of the corporation as of this 11th day of August, 1999.


                             /s/ Steve Rippon

                            Steve Rippon, President